Exhibit 99.9

Strategic Initiatives Purchasing / Commodities Overview Ed Greene

Purchasing Overview MISSION To Ensure that our Restaurants are Continuously Supplied with the Specified Products and Services at the Best Possible Cost

Restaurant Supply Chain 150 Suppliers 6 Distribution Centers Raw Materials Processing Margins Freight Distribution Fee 565 Locations

Approach Develop and Implement Purchasing Strategies Which Suppliers, How Many, Why? What Length of Term, Why? What Pricing Structure, Why? What Other Provisions, Why? Manage Supplier Performance Leverage Supplier Relationships Manage Commodity Price Risk

Leverage Supplier Relationships New Product Development Value Engineering Market Research and Consumer Insights Diversity and Inclusion Sustainability Initiatives

Commodity Price Risk Management OBJECTIVE Buy Against Price Expectations to Capture Margin Improvement Opportunities and Mitigate Risk APPROACH Establish Pricing Formulas by Product Competitively Bid and Negotiate Formulas Take Commodity Positions Through Suppliers Based on Risk/Reward Analysis

Chicken Tenderloin Market Pricing $ Per Pound Jan Feb Mar Apr May June July Aug Sept Oct Nov Dec 2004 2.02 2.35 2.69 2.78 2.79 2.8 2.81 2.61 2.31 1.82 1.7 1.7 2005 1.71 1.87 1.98 2.09 1.94 1.81 1.8 1.8 1.88 1.65 1.51 1.51 2006 1.46 1.46 1.48 1.48 1.55 1.67 1.85 2.06 2.01 1.63 1.58 1.78 2007 2.04 2.34 2.46 2.59 2.47 2.18 2.17 2.23 2.31

FY08 Expected Food Purchases Beef Pork Poultry Dairy (Incl. Eggs) Fruits & Vegetables Seafood Grains Oils Other Sugars & Sweeteners Beverages East 0.14 0.11 0.11 0.13 0.14 0.07 0.07 0.04 0.05 0.08 0.05 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9

FY08 Locked Pricing as of 9/12/07 Locked Unlocked 3rd Qtr 4th Qtr East 0.65 0.35 90 20.4 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9

Purchasing Overview MISSION To Ensure that our Restaurants are Continuously Supplied with the Specified Products and Services at the Best Possible Cost

Commodity Situation Agriculture and Energy Resources and Markets are Converging - Ethanol, Bio-diesel, Crop-Based Plastics/ Industrial Goods Global Demand Increasing for Food and Energy Driven by Strong Economic Growth in Developing Countries U.S. Food Industry is Built on Corn - Primary Cost Driver for Beef, Pork, Dairy, Poultry, Eggs, Sweeteners High Corn Prices have Ripple Effect on Price and Supply of Other Crops - Soybeans, Wheat, Vegetables Compete for Acreage Worldwide Commodity Stocks to Use Ratios are Low and in Decline Leading to Increased Price Volatility and Risk

Corn World Market

Corn Futures - Long Term Nearby Futures Contract 5-Yr Moving Avg. 10-Yr Moving Avg. Cents Per Bushel Year